Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-283556 and 333-283556-01

July 9, 2026

PUBLIC STORAGE OPERATING COMPANY

$400,000,000 4.700% Senior Notes due 2032

$500,000,000 5.150% Senior Notes due 2036

Final Term Sheet

Issuer:	Public Storage Operating Company

Guarantor:	Public Storage (PSA)

Security:	4.700% Senior Notes due 2032

5.150% Senior Notes due 2036

Trade Date:	July 9, 2026

Settlement Date:	July 20, 2026 (T+7)

Aggregate Principal Amount:	2032 Notes: $400,000,000

2036 Notes: $500,000,000

Maturity Date:	2032 Notes: February 1, 2032

2036 Notes: August 15, 2036

Coupon:	2032 Notes: 4.700% per annum

2036 Notes: 5.150% per annum

Benchmark Treasury:	2032 Notes: 4.125% due June 30, 2031

2036 Notes: 4.375% due May 15, 2036

Benchmark Treasury Price / Yield:	2032 Notes: 99-11+ / 4.269%

2036 Notes: 98-23 / 4.537%

Spread to Benchmark Treasury:	2032 Notes: T+ 58 basis points

2036 Notes: T+ 80 basis points

Reoffer Yield:	2032 Notes: 4.849%

2036 Notes: 5.337%

Price to Public:	2032 Notes: 99.283% of principal amount

2036 Notes: 98.553% of principal amount

Underwriting Discount:	2032 Notes: 0.350% of principal amount

2036 Notes: 0.450% of principal amount

Interest Payment Dates:	2032 Notes: February 1 and August 1 of each year, commencing on February 1, 2027

2036 Notes: February 15 and August 15 of each year, commencing on February 15, 2027

Record Dates:	2032 Notes: January 15 and July 15

2036 Notes: February 1 and August 1

Redemption Provision:	2032 Notes: Make-whole call prior to January 1, 2032 (one month prior to the maturity date of the Notes) based on U.S. Treasury +10 basis points or at par on or after January 1, 2032

2036 Notes: Make-whole call prior to May 15, 2036 (three months prior to the maturity date of the Notes) based on U.S. Treasury +15 basis points or at par on or after May 15, 2036

Special Mandatory Redemption:	In the event that (x) Public Storage’s acquisition of National Storage Affiliates Trust (“NSA”) is not consummated on or prior to the later of (i) December 16, 2026 or (ii) any later date as the parties to the merger agreement may agree as the “Outside Date” thereunder or (y) the issuer notifies the trustee in writing that Public Storage will not pursue the consummation of the NSA acquisition, the issuer will be required to redeem the notes then outstanding at a redemption price equal to 101% of the principal amount of such notes being redeemed plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
J.P. Morgan Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Citigroup Global Markets Inc.
TD Securities (USA) LLC

ISIN Number:	2032 Notes: US74464AAG67

2036 Notes: US74464AAH41

CUSIP Number:	2032 Notes: 74464A AG6

2036 Notes: 74464A AH4

The issuer has filed a registration statement (including a base prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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